CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Variable Annuity Trust

We consent to the use of our reports dated February 10, 2006, for the Evergreen VA Balanced Fund, Evergreen VA Core Bond Fund, Evergreen VA Fundamental Large Cap Fund, Evergreen VA Growth Fund, Evergreen VA High Income Fund, Evergreen VA International Equity Fund, Evergreen VA Omega Fund, Evergreen VA Special Values Fund, and Evergreen VA Strategic Income Fund, each a series of Evergreen Variable Annuity Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “Independent Registered Public Accounting Firm” and in the Statement of Additional Information.

                                                                       /s/ KPMG LLP

Boston, Massachusetts

April 28, 2006